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WESTERN IOWA ENERGY, LLC

(Name of Registrant as Specified In Its Charter)

KEVIN J. ROSS

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On June 3, 2011, Kevin J. Ross, one of the nominees running for election as director of Western Iowa Energy, LLC (the “Company”) at the Company’s 2011 Annual Meeting, began mailing the following letter to the Company’s members.

Dear Investors, Colleagues, and Friends,

Western Iowa Energy, LLC is your biodiesel plant in Wall Lake. I stress the ownership because it is something always on my mind when making decisions that affect the personal investment put into this business by so many of you. I have had the pleasure to serve on the WIE board since its inception and am asking for your continued support in this current director election.

Throughout the years serving there have been many difficult decisions that your directors have voted upon. I believe that throughout these decisions the directors have done a commendable job of looking out for WIE and your investment. The current board is well experienced and ready to make these tough decisions for the future. That said, I am also encouraging you to vote for Warren Bush. I have had the pleasure of working with Warren many years and appreciate some of the qualities he brings to the board at WIE that others may not.

Experience is something that as an investor you may not always see from the newsletters or even at our annual and investor meetings. I assure you that the many connections made with biodiesel producers, agribusiness, bankers, marketers, industry affiliates, WIE investors, politicians, and even with some of our industry’s largest detractors are relationships that are only built through time, mutual respect and biodiesel knowledge. I have served as secretary of the board for several years, PAC chair, and also on the Risk Management Committee. I have also had the privilege to serve as the alternate to the IRFA from WIE. I farm, raise cattle, have previously run a small profitable business which I sold four years ago. I am currently serving in the Vice President/President-Elect role at the Iowa Corn Growers Association which has helped me foster political and industry relationships and has gotten WIE and biodiesel mentioned in many circles it normally would not. I also serve on the NCGA ethanol committee and am currently in the Iowa Soybean Assoc. Ag-Urban Initiative class. All of these positions have different responsibilities and take time, yet I believe all complement each other and for your interest, benefit WIE.

Thus far WIE has had what I would consider struggled success, making patient strides forward during very uncertain times. I look forward to continuing to accept the challenges put forth by the energy sector and biofuel industry. Your votes are greatly appreciated and I look forward to continuing to work on your behalf making Western Iowa Energy, LLC a success.

Thank you,

Kevin Ross